CONTACT GOLD CORP.

DEFERRED SHARE UNIT PLAN

PART 1

General Provisions

Purpose

1.1 The purpose of this Plan is to provide non-employee directors of Contact Gold Corp. (the "Company") and its subsidiaries with the opportunity to acquire deferred share units and enable them to participate in the long term success of Company and to promote a greater alignment of interests between Directors of the Company and its shareholders.

Definitions

1.2 In this Plan,

Affiliate means any corporation which is an affiliate, as such term is used in the Canada Business Corporations Act, of the Company;

Applicable Withholding Tax has the meaning set forth in §2.4;

Associates has the meaning ascribed thereto in the Securities Act (Ontario);

Board means the Board of Directors of the Company;

Business Day means a day upon which the TSXV is open for trading;

Committee means the Compensation Committee of the Board, or any other persons designated by the Board to perform the duties contemplated herein;

Company means Contact Gold Corp.;

Deferred Share Unit means a right granted by the Company to an Eligible Person to receive, on a deferred payment basis, a Share or the Fair Market Value of a Share, on the terms contained in this Plan;

Director means a member of the Board;

Eligible Person means any person who is a Director who is not otherwise an employee of the Company;

Fair Market Value means, as at a particular date, the weighted average of the trading price per Share on the TSXV for the last five trading days ending on that date;

Financial Quarter means each three month period ending on March 31, June 30, September 30, or December 31, respectively, unless otherwise designated by the Board;

Insider means any insider, as such term is defined in Subsection 1(1) of the Securities Act (Ontario), of the Company, other than a person who falls within that definition solely by virtue of being a director or senior officer of an Affiliate, and includes any Associate of any such insider;

Plan means this Deferred Share Unit Plan for Directors, as amended from time to time;

Redemption Date, in respect of an Eligible Person, subject to §2.1 and §2.2, means the later of:

(a) the third Business Day after the Separation Date; and

(b) provided the Eligible Person is not a U.S. Director, such later date, if any, as may be agreed in writing between the Company and the Eligible Person before the Separation Date, provided that such date shall not be permitted to be later than December 15th of the calendar year commencing immediately after the Separation Date;

Remuneration Period means a fiscal year, or where the context requires, any portion of such period;

Required Approvals has the meaning contained in §1.3;

RSU Plan means the Restricted Share Unit Plan of the Company;

Securities Act means the Securities Act of 1933, as amended;

Separation Date the date that the Eligible Person ceases service as a director of, and is not an employee or officer of, the Company or its subsidiaries; provided that, in the case of a U.S. Director, such Separation Date shall qualify as a "separation from service" for purposes of sec. 409A of the Internal Revenue Code (United States) and regulations issued thereunder;

Share means a Common share in the capital of the Company;

Specified Employee means a "specified employee" as defined in Section 409A(a)(2)(B) of the Code or applicable proposed or final regulations under Section 409A

Terminated Service means, with respect to an Eligible Person, that the Eligible Person has ceased to be a Director, other than as a result of death, and has ceased to fulfil any other role as employee or officer of the Company;

TSXV means The TSV Venture Exchange; and

U.S. Director means a Director who is a United States citizen or a United States resident as defined under U.S. tax law.

Effective Date

1.3 This Plan will be effective on May 29, 2020. The Board may, in its discretion, at any time, and from time to time, issue Deferred Share Units to Eligible Persons as it determines appropriate under this Plan.  However, any such issued Deferred Share Units may not be paid out in Shares in any event until receipt of the necessary approvals from disinterested shareholders of the Company, the TSXV and any other regulatory bodies (the "Required Approvals"). This Plan shall also be subject to Policy 4.4 of the TSXV, where applicable.  The issuance would be exempt from the registration requirements of the Securities Act, and applicable state securities laws.

Administration

1.4 The Board will, in its sole and absolute discretion, but taking into account relevant corporate, securities and tax laws,

(a) interpret and administer this Plan,

(b) establish, amend and rescind any rules and regulations relating to this Plan, and

(c) make any other determinations that the Board deems necessary or desirable for the administration of this Plan.

The Board may correct any defect or any omission or reconcile any inconsistency in this Plan in the manner and to the extent the Board deems, in its sole and absolute discretion, necessary or desirable.  Any decision of the Board in the interpretation and administration of this Plan will be final, conclusive and binding on all parties concerned.  All expenses of administration of this Plan will be borne by the Company.

Delegation

1.5 The Board may, to the extent permitted by law, delegate any of its responsibilities under this Plan and powers related thereto (including, without limiting the generality of the foregoing, those referred to under §1.4) to the Committee or to one or more officers of the Company and all actions taken and decisions made by the Committee or by such officers in this regard will be final, conclusive and binding on all parties concerned, including, but not limited to, the Company, the Eligible Person, and their legal representatives.

Maximum Number of Shares and Maximum Annual Award Value

1.6 The aggregate number of Shares available for issuance from treasury under this Plan and the RSU Plan, in the aggregate, is 5,013,449 Shares, subject to adjustment as provided herein, provided that:

(a) the maximum number of Shares issuable pursuant to this Plan, or when combined with all of the Company's other security-based compensation arrangements, shall not exceed 16,500,000 Shares, subject to any adjustments; and

(b) the maximum number of Shares issuable to Insiders pursuant to this Plan, or when combined with all of the Company's other security-based compensation arrangements, within any one (1) year period, shall not exceed 10% of the issued and outstanding Shares.

Any Shares subject to a Deferred Share Unit which has been granted under the Plan and which is settled, cancelled or terminated in accordance with the terms of the Plan shall again be available under the Plan.

1.7 The aggregate equity award value, based on grant date fair value, of any grants of Deferred Share Units under §1.3 that are eligible to be settled in Shares, in combination with the aggregate equity award value, based on grant date fair value, of any grants under any other security-based compensation arrangement, that may be made to a Participant who is an Eligible Person for a year shall not exceed $150,000.

1.8 Notwithstanding anything in this Plan, the maximum number of Shares which may be issued to:

(a) any individual at the time of grant under this Plan may be no more than one percent (1%) of the outstanding Shares of the Company per individual at the time of grant; and; and

(b) any individual in any twelve (12) month period may be, in aggregate, no more than two percent (2%) of the outstanding Shares of the Company,

less the aggregate number of shares reserved for issuance or issuable under any other share compensation arrangement of the Company.

Dividend Equivalents

1.9 On any date on which a cash dividend is paid on Shares, an Eligible Person's account will be credited with the number of Deferred Share Units (including fractional Deferred Share Units, computed to three digits) calculated by:

(a) multiplying the amount of the dividend per Share by the aggregate number of Deferred Share Units that were credited to the Eligible Person's account as of the record date for payment of the dividend, and

(b) dividing the amount obtained in (a) by the Fair Market Value on the date on which the dividend is paid.

Eligible Person's Account

1.10 A written confirmation of the balance in each Eligible Person's account will be sent by the Company to the Eligible Person upon request of the Eligible Person.

Adjustments and Reorganizations

1.11 In the event of any dividend paid in Shares, Share subdivision, combination or exchange of shares, merger, consolidation, spin-off or other distribution of Company assets to shareholders, or any other change in the capital of the Company affecting Shares, the Board, in its sole and absolute discretion, will make, with respect to the number of Deferred Share Units outstanding under this Plan, any proportionate adjustments as it considers appropriate to reflect that change.

PART 2

Termination of Service

Termination of Service - Non-U.S. Directors

2.1 The Company shall, on the Redemption Date, at the Company's option either (i) pay an Eligible Person who is not a U.S. Director and who has Terminated Service cash equal to the Fair Market Value of the Shares on the Separation Date multiplied by the number of Deferred Share Units recorded to the Eligible Person net of any Applicable Withholding Tax, or (ii) subject to the receipt of the Required Approvals, issue to the Eligible Person who is not a U.S. Director and who has Terminated Service, one Share for each Deferred Share Unit recorded to the Eligible Person (provided there shall be no fractional entitlements), net of any Applicable Withholding Tax. The Company may defer the Redemption Date to any other date if such deferral is, in the sole opinion of the Company, desirable to ensure compliance with §3.3, provided that in no event shall the Redemption Date be deferred to a date that is later than the end of the calendar year after the calendar year in which the Separation Date falls.

Termination of Service - U.S. Directors

2.2 The Company shall pay an Eligible Person who is a U.S. Director and who has Terminated Service, at the Company's option either (i) in cash equal to the Fair Market Value of the Shares on the Separation Date multiplied by the number of Deferred Share Units recorded to the Eligible Person or (ii) subject to the receipt of the Required Approvals, in Shares equal to the number Deferred Share Units recorded to the Eligible Person, net of any Applicable Withholding Tax.  The Company will make such payment,

(a) to any such Eligible Person who is a Specified Employee, as soon as is reasonably possible following the date that is at least six months after the date such Specified Employee has Terminated Service, but in any event within eight months of such Specified Employee having Terminated Service, and

(b) to any Eligible Person who is not a Specified Employee, as soon as is reasonably possible following the date the Eligible Person has Terminated Service, but in any event within two months of the date on which the Eligible Person has Terminated Service.

The Company may defer the payment to any other date if such deferral is, in the sole opinion of the Company, desirable to ensure compliance with §3.3.

Death

2.3 In the event of the death of an Eligible Person, the Company will, within two months of the Eligible Person's death, pay cash equal to the Fair Market Value of the Shares multiplied by the number of Deferred Share Units recorded to the Eligible Person which would be deliverable to the Eligible Person if the Eligible Person had Terminated Service in respect of the Deferred Share Units credited to the deceased Eligible Person's account (net of any Applicable Withholding Tax) to or for the benefit of the legal representative of the Eligible Person.  The Fair Market Value will be calculated on the date of death of the Eligible Person.

Applicable Withholding Tax

2.4 The Company is authorized to deduct such taxes and other amounts as it may be required or permitted by law to withhold ("Applicable Withholding Tax"), in such manner as it determines, including, without limiting the generality of the foregoing, by delivering less cash or Shares, as applicable, than an Eligible Person otherwise would have received.  The Company may require Eligible Persons, as a condition of receiving amounts otherwise to be delivered to them under this Plan, to deliver undertakings to, or indemnities in favour of, the Company respecting the payment by such Eligible Persons of applicable income or other taxes.

PART 3

General

Non-Transferability

3.1 Deferred Share Units and all other rights, benefits or interests in this Plan are non-transferable and may not be pledged or assigned or encumbered in any way and are not subject to attachment or garnishment, except that if the Eligible Person dies, the legal representatives of the Eligible Person will be entitled to receive the amount of any payment otherwise payable to the Eligible Person hereunder in accordance with the provisions hereof.

No Right to Service

3.2 Neither participation in this Plan nor any action under this Plan will be construed to give any Eligible Person a right to be retained in the service of the Company.

Applicable Trading Policies

3.3 The Board and each Eligible Person will ensure that all actions taken and decisions made by the Board or the Eligible Person, as the case may be, pursuant to this Plan comply with any applicable securities laws and policies of the Company relating to insider trading or "blackout" periods.

Successors and Assigns

3.4 This Plan will enure to the benefit of and be binding upon the respective legal representatives of the Eligible Person.

Plan Amendment

3.5 The Board may amend this Plan as it deems necessary or appropriate, subject to applicable corporate, securities and tax law requirements, but no amendment will, without the consent of the Eligible Person or unless required by law (or for compliance with applicable corporate, securities or tax law requirements or related industry practice), adversely affect the rights of an Eligible Person with respect to Deferred Share Units to which the Eligible Person is then entitled under this Plan. For greater certainty and without limiting the foregoing, prior approval of the disinterested shareholders of the Company and the TSXV shall be required for any amendment to the Plan that would increase the maximum number of Shares that may be issuable from treasury pursuant to Deferred Share Units granted under this Plan (as set out in §1.6), other than an adjustment pursuant to §1.11.

3.6 The Board may, without notice, at any time and from time to time, and without shareholder approval, amend the Plan or any provisions thereof in such manner as the Board, in its sole discretion, determines appropriate, including, without limitation:

(a) for the purposes of making formal minor or technical modifications to any of the provisions of the Plan;

(b) to correct any ambiguity, defective provision, error or omission in the provisions of the Plan;

(c) to change the vesting provisions of Deferred Share Units;

(d) to change the termination provisions of Deferred Share Units or the Plan which does not entail an extension beyond the original Expiry Date of the Deferred Share Units; or

(e) to make any amendments necessary or advisable because of any change in Applicable Law; provided, however, that no such amendment of the Plan may be made without the consent of each affected Participant in the Plan if such amendment would adversely affect the rights of such affected Participant(s) under the Plan.

Income Tax Act (Canada) Provisions

3.7 Notwithstanding the foregoing, all actions of the Board and the Committee shall be such that this Plan continuously meets the conditions of paragraph 6801(d) of the Regulations under the Income Tax Act (Canada), or any successor provision, in order to qualify as a "prescribed plan or arrangement" for the purposes of the definition of a "salary deferral arrangement" contained in subsection 248(1) of the Income Tax Act (Canada).

Plan Termination

3.8 The Board may terminate this Plan at any time, but no termination will, without the consent of the Eligible Person or unless required by law, adversely affect the rights of an Eligible Person with respect to Deferred Share Units to which the Eligible Person is then entitled under this Plan.  In no event will a termination of this Plan accelerate the time at which the Eligible Person would otherwise be entitled to receive any cash in respect of Deferred Share Units hereunder.

Governing Law

3.9 This Plan and all matters to which reference is made in this Plan will be governed by and construed in accordance with the laws of British Columbia and the laws of Canada applicable therein.

Reorganization of the Company

3.10 The existence of this Plan or Deferred Share Units will not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, or to create or issue any bonds, debentures, shares or other securities of the Company or to amend or modify the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Company, or any amalgamation, combination, merger or consolidation involving the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

No Shareholder Rights

3.11 Deferred Share Units are not considered to be Shares or securities of the Company, and an Eligible Person whose account is credited with Deferred Share Units will not, as such, be entitled to exercise voting rights or any other rights attaching to the ownership of Shares of other securities of the Company, or be considered the owner of Shares by virtue of such crediting of Deferred Share Units.

No Other Benefit

3.12 No amount will be paid to, or in respect of, an Eligible Person under this Plan to compensate for a downward fluctuation in the price of a Share, nor will any other form of benefit be conferred upon, or in respect of, an Eligible Person for such purpose.

Unfunded Plan

3.13 For greater certainty, this Plan will be an unfunded plan, including for tax purposes and for purposes of the Employee Retirement Income Security Act (United States).  Any Eligible Person holding Deferred Share Units or related accruals under this Plan will have the status of a general unsecured creditor of the Company with respect to any relevant rights thereunder.

Securities Act Restrictions

3.14 If a grant under this Plan is made to a director, officer, promoter or other insider of the Company, and unless the grant is qualified by prospectus, or issued under a securities take-over bid, rights offering, amalgamation, or other statutory procedure, then the Deferred Share Unit will be subject to a four month resale restriction imposed by the TSXV.

3.15 Unless the Shares issued under Deferred Share Units have been registered under the Securities Act, any Shares issued pursuant Deferred Share Units will be issued pursuant to exemptions from such registration requirements and will be deemed "restricted securities" as defined in Rule 144 of the Securities Act. Restricted securities may be resold only in compliance with the exemption from the registration requirements under the Securities Act provided by Rule 144 thereunder, if available, and in accordance with applicable state securities laws, and prior to such sale the holder shall provide the Company an opinion of counsel or other evidence of exemption, reasonably satisfactory to the Company.